Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER 2021 INCREASED SALES AND EARNINGS

Eau Claire, Wisconsin (April 30, 2021) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2021 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “The government’s response to COVID-19 continued to impact all three segments during first quarter 2021. As in 2020, demand for cookware and appliances was strong as consumers remained largely isolated at home preparing their own meals. Stimulus checks and supplemental unemployment payments also fueled demand while simultaneously disincentivizing work, which in turn resulted in labor shortages. Despite major logistics issues due in large part to the referenced consumer demand and reduced labor pool, the Housewares/Small Appliance segment’s net shipments were up 33.8% or $6.7 million. Operating earnings for the quarter increased to $961,000 in contrast to the prior year’s loss. As a result of its backlog, Defense net sales for first quarter 2021 increased by $8.7 million or 18.9% from those reported in 2020. Operating earnings were impacted by COVID-19 related issues (material cost increases and difficulties in manning production lines) and a less favorable sales mix, but nonetheless increased by 5.4% or $576,000. With the COVID-related cancelation of all trade shows and the inability to meet with customers, the startup Safety segment had nominal sales and incurred an operating loss. Consolidated other income dropped 44.8% due to another COVID-19 related action. In response to the pandemic, the Federal Reserve decided late in first quarter 2020, to reduce its target funds range to 0 to .25%, resulting in a precipitous decline in yields.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses.

	THREE MONTHS ENDED
	April 4, 2021	March 29, 2020
Net Sales	$81,027,000	$65,636,000
Net Earnings	$8,993,000	$8,222,000
Net Earnings Per Share	$1.28	$1.17
Weighted Average Shares Outstanding	7,053,000	7,028,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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